Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. HOSTS INAUGURAL INVESTOR DAY

●	Barnes Group Outlines Strategy to Drive Global Profitable Growth and Margin Expansion
●	Introduces 2020 Financial Targets and Reaffirms Full-Year 2017 Outlook

Bristol, Connecticut, September 7, 2017 --- Barnes Group Inc. (NYSE: B), which is celebrating its 160th anniversary this year, will hold its inaugural investor day today in New York City with presentations given by Patrick Dempsey, President and Chief Executive Officer, Christopher Stephens, Senior Vice President, Finance and Chief Financial Officer, and other senior executives. Management will present its growth strategy and capital allocation framework, as well as provide an in-depth review of its Industrial and Aerospace segments. In addition, the Company is introducing 2020 financial targets and reaffirming its 2017 Outlook.

“We are excited to host Barnes Group’s inaugural investor day to provide the investor community with a deeper understanding of and appreciation for our Company and the major transformation we have been undergoing,” said Patrick Dempsey, President and Chief Executive Officer. “We have dramatically enhanced our portfolio as we continue to execute our profitable growth strategy, and with the Barnes Enterprise System as the framework to drive performance, our profitability has dramatically improved,” added Dempsey.

Introduces 2020 Financial Targets

Barnes Group is introducing 2020 financial targets, specifically:
●	Organic Sales: 4% to 6% CAGR
●	Operating Margin: 18% to 19%
●	EPS: Double-digit CAGR(1)

The Company will detail the key initiatives supporting achievement of these goals as well as assumptions at its investor day.

“We are pleased with the progress made on positioning Barnes Group for continued success. As we move forward, our businesses are aligned with favorable end markets, we’re expanding the global reach of our high-quality brands, and we have a flexible balance sheet with strong cash generation that will continue to support high-impact investments. This, coupled with our passionate and dedicated employees, should enable us to achieve our 2020 financial objectives,” added Dempsey.

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Reaffirms 2017 Outlook

The Company is also reaffirming its 2017 Outlook, specifically:

●	Total Revenue: Up 14% to 15% over the prior year period
●	Organic Revenue: Up 9% to 10%(2)
●	Adjusted Operating Margin: 15.5% to 16.0%
●	EPS from Continuing Operations: $2.77 to $2.87, including a 0.12 tax benefit
●	Adjusted EPS: $2.80 to $2.90, up 11% to 15% year-over-year, excluding $0.03 of acquisition-related short-term purchase accounting adjustments related to the 2016 FOBOHA transaction

Event Webcast Details

The presentation, which includes question and answer sessions, will begin at 8:30 a.m. (ET) and is expected to conclude at approximately 12:00 p.m. The public may access the event through a live webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference will also be available by dialing the following numbers: (877) 201-0168 in the U.S. or (647) 788-4901 for international participants; Conference ID 30373513. Presentation materials will be posted to the Investor Relations section of the Company's website today at approximately 8:00 a.m. (ET). A replay of the webcast will be available following the presentation at the same link listed above until August 31, 2018.

Note:
(1) 2017 base year adjusted earnings excludes the discrete tax benefit of $0.12 recorded in the second quarter.
(2) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group

Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

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Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070